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                                                                    EXHIBIT 23.2

                          CONSENT OF COOPERS & LYBRAND

The Board of Directors of DEKALB Energy Company:

     We consent to the incorporation by reference in this registration statement of Apache Corporation on Form S-4 of our report dated February 18, 1994 on our audits of the consolidated financial statements of DEKALB Energy Company as of December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992 and 1991 and our report dated February 18, 1994 on our audits of the associated financial statement schedules of DEKALB Energy Company, which reports are incorporated by reference herein. We also consent to all references to our firm included in this registration statement of Apache Corporation on Form S-4.

Calgary, Alberta, Canada
January 16, 1995                          COOPERS & LYBRAND